                                                                       EXHIBIT 1


                           Offer to Purchase For Cash

                                      AIMCO

                             AIMCO Properties, L.P.
        is offering to purchase any and all limited partnership units in

                 WINTHROP GROWTH INVESTORS I LIMITED PARTNERSHIP

                            FOR $466 PER UNIT IN CASH

Upon the terms and subject to the conditions set             You will not pay any partnership transfer fees if you
forth herein, we will accept any and all units               tender your units. You will pay any other fees and
validly tendered in response to our offer. If units          costs, including any transfer taxes.
are validly tendered and not properly withdrawn prior
to the expiration date and the purchase of all such          Our offer price will be reduced for any distributions
units would result in there being less than 320              subsequently made by your partnership prior to the
limited partners, we will purchase only 99% of the           expiration of our offer.
total number of units so tendered by each limited
partner.

Our offer and your withdrawal rights will expire at 5:00 p.m., New York City time, on September 28, 2001, unless we extend the deadline.


         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

o We determined the offer price of $466 per unit without any arms-length negotiations. Accordingly, our offer price may not reflect the fair market value of your units.

o Your general partner and the residential property manager are subsidiaries of ours, and the general partner therefore has substantial conflicts of interest with respect to our offer.

o We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

o Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

         (Continued on next page)

                                   ---------

         If you decide to accept our offer, you should complete and sign the enclosed acknowledgment and agreement as instructed in the letter of transmittal attached as Annex II. The signed acknowledgment and agreement and any other documents required by the letter of transmittal must be mailed or delivered to River Oaks Partnership Services, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this offer to purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE ACKNOWLEDGMENT AND AGREEMENT, OR THE LETTER OF TRANSMITTAL MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT
(888) 349-2005.

                                 August 30, 2001

(Continued from prior page)

o        It is possible that we may conduct a future offer at a higher price.

o For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

o If we acquire a substantial number of units, we will increase our ability to influence voting decisions with respect to your partnership and may control such voting decisions, including but not limited to the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.


          By Mail:                   By Overnight Courier:                      By Hand:
      P.O. Box 2065                   111 Commerce Road                      111 Commerce Road
S. Hackensack, NJ 07606-2065          Carlstadt, NJ 07072                    Carlstadt, NJ 07072
                                    Attn: Reorganization Dept.             Attn: Reorganization Dept.

                                   For information, please call:
                                    TOLL FREE: (888) 349-2005

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
SUMMARY TERM SHEET....................................................................................................1


RISK FACTORS..........................................................................................................3

   We did not obtain a third party valuation or appraisal and did not determine the offer price through arms-length negotiation.........................................................................................3
   Our Offer Price May Not Represent Fair Market Value................................................................3
   Our Offer Price Does Not Reflect Future Prospects..................................................................3
   Our Offer Price May Not Represent Liquidation Value................................................................3
   Holding Your Units May Result in Greater Future Value..............................................................3
   Your General Partner Faces Conflicts of Interest With Respect to the Offer.........................................3
   Your general partner is not making a recommendation regarding the offer............................................3
   Your General Partner Faces Conflicts of Interest Relating to Management Fees.......................................3
   We may make a future offer at a higher price.......................................................................4
   You will recognize taxable gain on a sale of your units............................................................4
   If you tender your units in this offer, you will no longer be entitled to distributions from your partnership......4
   If we acquire a substantial number of units in the offer, we could control your partnership........................4
   You could recognize gain in the event of a reduction in your partnership's liabilities.............................4
   You may be unable to transfer units for a 12-month period..........................................................5
   We may delay our acceptance of, and payment for, your units........................................................5
   Balloon Payment....................................................................................................5

THE OFFER.............................................................................................................5

   Section 1.   Terms of the Offer; Expiration Date; Proration........................................................5
   Section 2.   Acceptance for Payment and Payment for Units..........................................................6
   Section 3.   Procedure for Tendering Units.........................................................................7
   Section 4.   Withdrawal Rights.....................................................................................9
   Section 5.   Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period.....................9
   Section 6.   Certain Federal Income Tax Matters...................................................................10
   Section 7.   Effects of the Offer.................................................................................13
   Section 8.   Information Concerning Us and Certain of Our Affiliates..............................................13
   Section 9.   Background and Reasons for the Offer.................................................................16
   Section 10.  Position Of The General Partner Of Your Partnership With Respect To The Offer........................21
   Section 11.  Conflicts Of Interest And Transactions With Affiliates...............................................22
   Section 12.  Future Plans Of The Purchaser........................................................................23
   Section 13.  Certain Information Concerning Your Partnership......................................................23
   Section 14.  Voting Power.........................................................................................28
   Section 15.  Source Of Funds......................................................................................28
   Section 16.  Dissenters' Rights...................................................................................28
   Section 17.  Conditions of The Offer..............................................................................28
   Section 18.  Certain Legal Matters................................................................................30
   Section 19.  Fees And Expenses....................................................................................31

ANNEX I        OFFICERS AND DIRECTORS................................................................................32

ANNEX II       LETTER OF TRANSMITTAL.................................................................................37

                               SUMMARY TERM SHEET

         This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire offer to purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this offer to purchase where a more complete discussion may be found. Unless the context indicates otherwise, all references to the "general partner" of your partnership refer to Two Winthrop Properties, Inc., the managing general partner. The associate general partner of your partnership is Linnaeus-Lexington Associates Limited Partnership.

o THE OFFER. Subject to the terms hereof, we are offering to acquire any and all of the limited partnership units of WINTHROP GROWTH INVESTORS I LIMITED PARTNERSHIP, your partnership, for $466 per unit in cash. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration" and "The Offer--Section 9. Background and Reasons for the Offer--Determination of Offer Price."

o FACTORS IN DETERMINING THE OFFER PRICE. In determining the offer price per unit we principally considered:

         o Our belief that the per unit liquidation value of your partnership is equal to our offer price per unit.

         o There is no trading market for the units. See "The Offer--Section 9. Background and Reasons for the Offer--Comparison of Consideration to Alternative Consideration."

o PRORATIONS. If the purchase of all validly tendered units would result in there being less than 320 holders of units, we will purchase only 99% of the total number of units so tendered by each holder. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration."

o EXPIRATION DATE. Our offer expires on September 28, 2001, unless extended, and you can tender your units until our offer expires. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration."

o RIGHT TO EXTEND THE EXPIRATION DATE. We can extend the offer in our sole discretion, and we will either issue a press release or send you a notice of any such extension. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

o HOW TO TENDER. To tender your units, complete the accompanying acknowledgment and agreement and send it, along with any other documents required by the letter of transmittal attached as Annex II, to the Information Agent, River Oaks Partnership, Inc., at one of the addresses set forth on the back of this offer to purchase. See "The Offer--Section 3. Procedures for Tendering."

o WITHDRAWAL RIGHTS. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after October 29, 2001 if we have not already accepted units for purchase and payment. See "The Offer--Section 4. Withdrawal Rights."

o HOW TO WITHDRAW. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Offer--Section 4. Withdrawal Rights."

o TAX CONSEQUENCES. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See "The Offer--Section 6. Certain Federal Income Tax Matters."

o AVAILABILITY OF FUNDS. We currently have the necessary cash and a line of credit to consummate the offers. See "The Offer--Section 15. Source of Funds."

o CONDITIONS TO THE OFFER. There are a number of conditions to our offer, including our having adequate cash and borrowings under a line of credit, the absence of competing tender offers, the absence of certain changes in your partnership, and the absence of certain changes in the financial markets. See "The Offer--Section 17. Conditions to the Offer."

o REMAINING AS A LIMITED PARTNER. If you do not tender your units, you will continue to remain a limited partner in your partnership. We have no plans to alter the operations, business or financial position of your partnership or to take your partnership private. See "The Offer--Section 7. Effects of the Offer."

o WHO WE ARE. We are AIMCO Properties, L.P., the main operating partnership of Apartment Investment and Management Company, a New York Stock Exchange listed company. See "The Offer--Section 8. Information Concerning Us and Certain of Our Affiliates."

o CONFLICTS OF INTEREST. Our subsidiary receives fees for managing your partnership's residential property and the general partner of your partnership (which is also our subsidiary) is entitled to receive reimbursement of certain expenses involving your partnership and its property. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees. See "The Offer--Section
         11. Conflicts of Interests" and "The Offer--Section 13. Certain Information Concerning Your Partnership."

o NO GENERAL PARTNER RECOMMENDATION. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units, and believes each limited partner should make his or her own decision whether or not to tender. See "The Offer--Section 10. Position of the General Partner of Your Partnership with Respect to the Offer."

o NO SUBSEQUENT OFFERING PERIOD. We do not intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Offer--Section 5. Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period."

o ADDITIONAL INFORMATION. For more assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this offer to purchase.

                                  RISK FACTORS

         Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

WE DID NOT OBTAIN A THIRD PARTY VALUATION OR APPRAISAL AND DID NOT DETERMINE THE OFFER PRICE THROUGH ARMS-LENGTH NEGOTIATION.

         We did not base our valuation of the property owned by your partnership on any third-party appraisal or valuation. We established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third party negotiations. It is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party.

OUR OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE.

         There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher than our offer price.

OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS.

         Our offer price is based on your partnership's property income. It does not ascribe any value to potential future improvements in the operating performance of your partnership's residential property.

OUR OFFER PRICE MAY NOT REPRESENT LIQUIDATION VALUE.

         The actual proceeds obtained from liquidation are highly uncertain and could be more than our estimate. Accordingly, our offer price could be less than the net proceeds that you would realize upon an actual liquidation of your partnership.

HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE.

         Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER.

         The general partner of your partnership is our subsidiary, and therefore has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.

YOUR GENERAL PARTNER IS NOT MAKING A RECOMMENDATION REGARDING THE OFFER.

         The general partner of your partnership makes no recommendation as to whether or not you should tender or refrain from tendering your units. Although the general partner believes the offer is fair, you must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES.

         Because we or our subsidiaries receive fees for managing your partnership and its residential property, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. Also, a decision of the limited partners of your partnership to remove, for any reason, the general partner of your partnership or the residential property manager of the property owned by your partnership would result in a decrease or elimination of the substantial fees to which they are entitled for services provided to your partnership.

WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.

         It is possible that we may conduct a future offer at a higher price. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units.

YOU WILL RECOGNIZE TAXABLE GAIN ON A SALE OF YOUR UNITS.

         Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

IF YOU TENDER YOUR UNITS IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.

         If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the property owned by your partnership.

IF WE ACQUIRE A SUBSTANTIAL NUMBER OF UNITS IN THE OFFER, WE COULD CONTROL YOUR PARTNERSHIP.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our subsidiary, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates own 9,109.25, or 39.37%, of the outstanding units of your partnership. If we acquire more than an additional 10.63% of the outstanding units, we and our affiliates will own a majority of the outstanding units and will have the ability to control any vote of the limited partners.

YOU COULD RECOGNIZE GAIN IN THE EVENT OF A REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES.

         Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce the liabilities of your partnership. If you retain all or a portion of your units and the liabilities of your partnership were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

YOU MAY BE UNABLE TO TRANSFER YOUR UNITS FOR A 12-MONTH PERIOD.

         Under United States federal tax laws, your partnership will terminate for tax purposes if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

WE MAY DELAY OUR ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS.

         We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended indefinitely, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

YOUR PARTNERSHIP HAS A SIGNIFICANT BALLOON PAYMENT DUE ON ITS MORTGAGE DEBT IN JULY 2006.

         Your partnership has approximately a $7,739,000 balloon payment due on its mortgage debt on July 1, 2006. Your partnership will have to refinance such debt, sell assets or otherwise obtain additional funds prior to the balloon payment date, or it will be in default and could lose the property to foreclosure.


                                    THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION

         Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) any and all units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean 5:00 p.m., New York City time, on September 28, 2001, unless we in our sole discretion shall have extended the period of time for which the offer is open, in which event the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

         The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made by your partnership to you on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer.

         If, prior to the expiration date, we increase the consideration offered pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

         If units are validly tendered prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights" and the purchase of all such units would result in (i) a "Rule 13e-3 transaction" within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"), or (ii) there being less than 320 limited partners, we will purchase only 99% of the total number of units so tendered by each limited partner (subject to any necessary adjustment for fractional units). If we are going to purchase only 99% of the units validly tendered, we will notify you of such fact. In such case, you would continue to be a limited partner and receive a K-1 for tax reporting purposes. See "The Offer--Section 7. Effects of the Offer--Effect on Trading Market; Registration Under 12(g) of the Exchange Act."

         The offer is conditioned on satisfaction of certain conditions. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. See "The Offer--Section 17. Conditions to the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. The transfer of units will be effective July 1, 2001.

         This offer is being mailed on or about August 30, 2001 to the persons shown by your partnership's records to have been limited partners or, in the case of units owned of record by Individual Retirement Accounts and qualified plans, beneficial owners of units, on August 30, 2001.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

         Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, any and all units validly tendered as promptly as practicable following the expiration date. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed acknowledgment and agreement and other documents required by the letter of transmittal attached as Annex II. See "The Offer--Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         We will, upon the terms and subject to the conditions of the offer, accept for payment and pay for any and all units validly tendered, with appropriate adjustments to avoid purchases that would violate the agreement of limited partnership of your partnership and any relevant procedures or regulations promulgated by the general partner. In some circumstances, we may pay you the full offer price and accept an assignment of your right to receive distributions and other payments and an irrevocable proxy in respect of the units and defer, perhaps indefinitely, the transfer of ownership of the units on the partnership books. In other circumstances we may only be able to purchase units which, together with units previously transferred within the preceding twelve months, do not exceed 50% of the outstanding units.

         If more units than can be purchased under the partnership agreement are validly tendered prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures specified herein, we will, upon the terms and subject to the conditions of the offer, accept for payment and pay for those units so tendered which do not violate the terms of the partnership agreement, pro rata according to the number of units validly tendered by each limited partner and not properly withdrawn on or prior to the expiration date, with appropriate adjustments to avoid purchases of fractional units. If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to the maximum number we can purchase under the partnership agreement, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of the offer.

         If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Exchange Act to pay limited partners the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we do not intend to pay for any units accepted for payment pursuant to the offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the offer price.

         For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

         If any tendered units are not accepted for payment by us for any reason, the acknowledgment and agreement with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, if we have not accepted units for payment by October 29, 2001, you may then withdraw any tendered units. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act, to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3. PROCEDURE FOR TENDERING UNITS.

         VALID TENDER. To validly tender units pursuant to the offer, a properly completed and duly executed acknowledgment and agreement and any other documents required by the letter of transmittal attached as Annex II must be received by the Information Agent, at one of its addresses set forth on the back cover of this offer to purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

         SIGNATURE REQUIREMENTS. If the acknowledgment and agreement is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the acknowledgment and agreement. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the acknowledgment and agreement. However, in all other cases, all signatures on the acknowledgment and agreement must be guaranteed by an Eligible Institution.

         In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

         THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing the acknowledgment and agreement, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the acknowledgment and agreement and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or limited partners then scheduled or acting by written consent without a meeting. By executing the acknowledgment and agreement, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

         By executing the acknowledgment and agreement, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer,
(iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

         By executing the acknowledgment and agreement, you will irrevocably constitute and appoint us and any of our designees as your true and lawful agent and attorney-in-fact with respect to such units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to withdraw any or all of such units that have been previously tendered in response to any other tender or exchange offer, provided that the price per unit we are offering is equal to or higher than the price per unit being offered in the other tender or exchange offer. Such appointment is effective upon the execution and receipt of the acknowledgment and agreement and shall continue to be effective unless and until you validly withdraw such units from this offer prior to the expiration date.

         ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the acknowledgment and agreement, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

         DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. Our interpretation of the terms and conditions of the offer (including the acknowledgment and agreement and the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of back-up federal income tax withholding of 31% with respect to payment of the offer price, you may have to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section 6. Certain Federal Income Tax Matters."

         FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section
6. Certain Federal Income Tax Matters."

         TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

         BINDING AGREEMENT. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this offer to purchase and the related acknowledgment and agreement and letter of transmittal.

4. WITHDRAWAL RIGHTS.

         You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof, or on or after October 29, 2001 if the units have not been previously accepted for payment.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the acknowledgment and agreement in the same manner as the acknowledgment and agreement was signed.

         If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

         Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer--Section 3. Procedures for Tendering Units."

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD.

         We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Offer--Section 17. Conditions to the Offer," or any event that might reasonably be expected to result in such occurrence, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

         If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in "The Offer--Section 4. Withdrawal Rights;" subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in the offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

         Pursuant to Rule 14d-11 under the Exchange Act, we may provide for a subsequent offering period in tender offers for any and all outstanding units. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. We do not plan to offer a subsequent offering period.

6. CERTAIN FEDERAL INCOME TAX MATTERS.

         The following summary is a general discussion of certain of the United States federal income tax consequences of the offer that may be relevant to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date of this offer to purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the limited partners (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of counsel has been obtained with regard to the offer.

         THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A LIMITED PARTNER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

         TAX CONSEQUENCES TO LIMITED PARTNERS TENDERING UNITS FOR CASH. You will recognize gain or loss on a sale of a unit of limited partnership of your partnership equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue Code). Thus, your taxable gain and tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

         ADJUSTED TAX BASIS. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (i) your share of partnership cash distributions, (ii) any decreases in your share of partnership liabilities, (iii) your share of partnership losses, and (iv) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

         CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 20%. If the amount realized with respect to a unit of limited partnership of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 20%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property.

         If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

         PASSIVE ACTIVITY LOSSES. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

         Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

         INFORMATION REPORTING, BACKUP WITHHOLDING AND FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding of 31% with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING LIMITED PARTNERS. Section 708 of the Internal Revenue Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. It is possible that our acquisition of units pursuant to the offer alone or in combination with other transfers of interests in your partnership could result in such a termination of your partnership. If your partnership is deemed to terminate for tax purposes, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

         You will not recognize any gain or loss upon such deemed contribution of your partnership's assets to the new partnership or upon such deemed distribution of interests in the new partnership, and your capital account in your partnership will carry over to the new partnership. A termination of your partnership for federal income tax purposes may change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

         A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you for certain years following our offer if you do not tender all of your interests in your partnership (thereby increasing the taxable income allocable to your interests in your partnership each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes.

7. EFFECTS OF THE OFFER.

         Because the general partner of your partnership is our subsidiary, we have control over the management of your partnership. We also own the company that currently manages the residential property owned by your partnership. In addition, we and our affiliates own 9,109.25, or 39.37%, of the outstanding units of your partnership. If we are successful in acquiring more than an additional 10.63% of the outstanding units pursuant to this offer, we and our affiliates will own more than 50% of the total outstanding units. This interest, combined with our control of your partnership's general partner, would allow us to control the outcome of all voting decisions with respect to your partnership. Even if we acquire a lesser number of units pursuant to this offer, we will be able to significantly influence the outcome of all voting decisions with respect to your partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (1) prevent non-tendering limited partners from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering limited partners. We are also affiliated with the company that currently manages, and has managed for some time, the property owned by your partnership. In the event that we acquire a substantial number of units pursuant to this offer, removal of the property manager may become more difficult or impossible.

         DISTRIBUTIONS TO US. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

         PARTNERSHIP STATUS. We believe our purchase of units should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes.

         BUSINESS. Our offer will not affect the operation of the property owned by your partnership. We will continue to control the general partner of your partnership and the residential property manager, both of which will remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's residential property.

         EFFECT ON TRADING MARKET; REGISTRATION UNDER 12(G) OF THE EXCHANGE ACT. If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

         The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership had 780 limited partners as of December 31, 2000. If units are tendered which would result in less than 320 limited partners, we will purchase no more than 99% of the units tendered by each limited partner to assure that there are more than 300 limited partners after the offer. See "The Offer--Section 1. Terms of the Offer; Expiration Date."

         ACCOUNTING TREATMENT. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8. INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES.

         GENERAL. We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." As of June 30, 2001, we owned or managed 312,409 apartment units in 1,622 properties located in 46 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the National Multi Housing Council, we believe that we are the largest owner and manager of multi-family apartment properties in the United States. As of June 30, 2001, we:

     - owned or controlled (consolidated) 156,572 units in 575 apartment properties;

     - held an equity interest in (unconsolidated) 99,594 units in 607 apartment properties; and

     - managed 56,243 units in 440 apartment properties for third party owners and affiliates.

         Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly-owned subsidiary of AIMCO. Our principal executive offices are located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

         The names, positions and business addresses of the directors and executive officers of AIMCO and your general partner (which is our subsidiary), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

         We and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         For more information regarding AIMCO and AIMCO Properties, L.P., please refer to our respective Annual Reports on Form 10-K for the year ended December 31, 2000 and our respective Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2001 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

         Except as described in "The Offer--Section 9. Background and Reasons for the Offer", and "The Offer--Section 11. Conflicts of Interests and Transactions with Affiliates" and "The Offer -- Section 13. Certain Information Concerning your Partnership--Beneficial Ownership of Interests in Your Partnership," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

         SUMMARY SELECTED FINANCIAL INFORMATION FOR AIMCO PROPERTIES, L.P. The historical financial data set forth below for AIMCO Properties, L.P. for the six months ended June 30, 2001 and 2000 is unaudited. The historical financial data set forth below for AIMCO Properties, L.P. for the years ended December 31, 2000, 1999 and 1998 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the AIMCO Operating Partnership" included in the AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2000 and its Form 10-Q for the quarter ended June 30, 2001.

                                                                                                          SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                         -----------------------------------------    --------------------------
                                                             2000           1999          1998            2001            2000
                                                         -----------    -----------    -----------    -----------    -----------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS
   Rental and other property revenue .................   $ 1,051,000    $   531,883    $   373,963    $   646,004    $   482,384
   Property operating expenses .......................      (426,177)      (213,064)      (145,966)      (251,895)      (195,404)
   Owned property management expenses ................       (13,663)        (1,543)        (1,878)        (6,218)        (6,241)
   Depreciation ......................................      (323,321)      (131,257)       (83,908)            --             --
                                                         -----------    -----------    -----------    -----------    -----------
   Income from property operations ...................       287,839        186,019        142,211        387,891        280,739
                                                         -----------    -----------    -----------    -----------    -----------
SERVICE COMPANY BUSINESS:
   Management fees and other income from affiliates ..        49,692         37,799         19,396         97,998         22,435
   Management and other expenses .....................       (27,199)       (14,897)       (16,764)       (62,490)        (9,378)
   General administrative expenses allocation ........       (10,310)        (2,136)          (196)        (4,176)        (3,527)
   Amortization of intangibles .......................        (6,698)       (14,297)        (8,735)        (9,233)        (3,069)
                                                         -----------    -----------    -----------    -----------    -----------
   Income (loss) from service company business .......         5,485          6,469         (6,299)       (22,099)        (6,461)
                                                         -----------    -----------    -----------    -----------    -----------
   General and administrative expenses, net ..........        (7,813)       (12,016)       (10,336)        (4,373)        (5,150)
                                                         -----------    -----------    -----------    -----------    -----------
   Depreciation on rental property ...................            --             --             --       (200,604)      (146,580)
   Interest expense ..................................      (269,826)      (139,124)       (88,208)      (169,332)      (122,604)
   Interest and other income .........................        66,241         54,782         28,170         32,038         28,511
   Equity in earnings (losses) of unconsolidated
     real estate partnerships (a) ....................         7,618         (2,588)        (2,665)        (9,207)         3,886
   Equity in earnings (losses) of unconsolidated
     subsidiaries (b) ................................        (2,290)        (4,595)         6,284             --          4,472
   Loss from IPLP exchange and assumption ............            --           (684)        (2,648)            --             --
   Minority interest .................................        (3,872)        (5,788)        (1,868)       (10,881)       (13,452)
                                                         -----------    -----------    -----------    -----------    -----------
   Income from operations ............................        83,382         82,475         64,641         47,631         36,283
   Gain (loss) on disposition of properties ..........        26,335         (1,785)         4,287          1,556          5,331
                                                         -----------    -----------    -----------    -----------    -----------
   Net income ........................................   $   109,717    $    80,690    $    68,928    $    49,187    $    41,614
                                                         ===========    ===========    ===========    ===========    ===========

BALANCE SHEET INFORMATION
(end of period):
   Real estate, before accumulated depreciation ......   $ 7,012,452    $ 4,512,697    $ 2,771,169    $ 7,798,878    $ 5,527,566
   Real estate, net of accumulated depreciation ......     6,099,694      4,096,705      2,543,014      6,469,173      4,954,303
   Total assets ......................................     7,699,174      5,684,251      4,186,764      8,080,980      6,336,867

   Secured notes payable .............................     3,258,342      1,954,259        819,331      3,586,179      2,653,746
   Partnership-obligated mandatory
     redeemable convertible preferred
     securities of a subsidiary trust ................        32,330        149,500        149,500         25,347        149,500
   Partners' Capital .................................     2,831,964      2,486,889      2,153,335      3,018,642      2,460,265

OTHER INFORMATION:
   Total owned or controlled properties
     (end of period) .................................           566            373            234            575            483
   Total owned or controlled apartment units
     (end of period) .................................       153,872        106,148         61,672        156,572        135,261
   Total equity apartment units
     (end of period) .................................       111,748        133,113        171,657         99,594        100,441
   Units under management (end of period) ............        60,669        124,201        146,034         56,243        108,176
   Basic earnings (loss) per Common OP Unit ..........   $      0.53    $      0.39    $      0.80    $     (0.05)   $      0.13
   Diluted earnings (loss) per Common OP Unit ........   $      0.52    $      0.38    $      0.78    $     (0.05)   $      0.13

                                                                                                          SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                         -----------------------------------------    --------------------------
                                                             2000           1999          1998            2001            2000
                                                         -----------    -----------    -----------    -----------    -----------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
   Distributions paid per Common OP Unit .............   $      2.80    $      2.50    $      2.25    $      1.56    $      1.40
   Cash flows provided by operating activities .......   $   400,364    $   254,380    $   144,152    $   241,023    $   150,911
   Cash flows provided by (used in) investing
   activities ........................................   $  (546,481)   $  (243,078)   $  (342,541)   $    64,563    $  (197,352)
   Cash flows provided by (used in)
     financing activities ............................   $   201,628    $    37,470    $   214,133    $  (327,308)   $    35,546
   Funds from operations (c) .........................   $   439,830    $   320,434    $   193,830    $   262,640    $   203,425
   Weighted average number of OP Units outstanding ...        69,063         63,446         47,624         84,051         81,948

----------

(a) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 99,594 apartment units at June 30, 2001, in which partnerships AIMCO Properties, L.P. owns an equity interest.

(b) Represents AIMCO Properties, L.P.'s equity in earnings of unconsolidated subsidiaries.

(c) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with generally accepted accounting principles, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income or as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO based on the NAREIT definition, as adjusted for the amortization of goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of distributions on preferred limited partnership interests. AIMCO Properties, L.P.'s management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         The following is a reconciliation of net income to funds from operations:

                                                                                           SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                JUNE 30,
                                                 -----------------------------------    ----------------------
                                                    2000         1999         1998         2001         2000
                                                 ---------    ---------    ---------    ---------    ---------
                                                                          (IN THOUSANDS)
Net income ...................................   $ 109,717    $  80,690    $  68,928    $  49,187    $  41,614
Gain (loss) on disposition of property .......     (26,335)       1,785       (4,287)      (1,556)      (5,331)
Real estate depreciation, net of minority
  interests ..................................     302,109      121,084       79,869      190,756      133,725
Real estate depreciation related to
  unconsolidated entities ....................      59,360      104,754       34,765       28,867       34,563
Amortization .................................      12,068       36,731       26,177        9,233        4,087
Deferred taxes ...............................         154        1,763        9,215           --        2,961
Expenses associated with convertible
  preferred securities .......................       8,869        6,832           --        1,014        4,858
Preferred unit distributions .................     (26,112)     (33,265)     (20,837)     (14,861)     (13,052)
                                                 ---------    ---------    ---------    ---------    ---------
Funds from operations ........................   $ 439,830    $ 320,434    $ 193,830    $ 262,640    $ 203,425
                                                 =========    =========    =========    =========    =========


9. BACKGROUND AND REASONS FOR THE OFFER.

         GENERAL. We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment.

         BACKGROUND. On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired approximately 51% of the outstanding common shares of beneficial interest of Insignia Properties Trust ("IPT"). Through the Insignia Merger, AIMCO also acquired a majority ownership interest in the entity that manages the residential properties owned by your partnership. On October 31, 1998, IPT and AIMCO entered into an agreement and plan of merger, dated as of October 1, 1998, pursuant to which IPT merged with AIMCO on February 26, 1999. AIMCO then contributed IPT's interest in Insignia Properties L.P., IPT's operating partnership, to AIMCO's wholly owned subsidiary, AIMCO/IPT, Inc. AIMCO also replaced IPT as the sole general partner of Insignia Properties L.P. As a result, the general partner of your partnership is an indirect wholly owned subsidiary of AIMCO/IPT and the property manager is our indirect wholly owned subsidiary. Together with its affiliates and subsidiaries, AIMCO currently owns, in the aggregate, approximately 39.37% of your partnership's outstanding limited partnership units.

         During our negotiations with Insignia in early 1998, we decided that if the merger with Insignia were consummated, we could also benefit from making offers for limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships and would provide us with a larger asset and capital base and increased diversification. While some of the Insignia Partnerships are public partnerships and information is publicly available on such partnerships for weighing the benefits of making a tender offer, many of the partnerships are private partnerships and information about such partnerships comes principally from the general partner. Our control of the general partner makes it possible for us to obtain access to such information. Further, such control also means that we control the operations of the partnerships and their properties. Insignia did not propose that we conduct such tender offers; rather, we initiated the offers on our own. As of the date of this offering, AIMCO Properties, L.P. has made offers to several of the Insignia Partnerships, including your partnership.

         ALTERNATIVES CONSIDERED BY YOUR GENERAL PARTNER. Before we commenced this offer, your general partner (which is our subsidiary) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives considered by your general partner.

         LIQUIDATION

         One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

         However, in the opinion of your general partner, which is our subsidiary, the present time may not be the most desirable time to sell the residential real estate assets of your partnership in a private transaction, and the proceeds realized from any such sale would be uncertain. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Investment Objectives and Policies; Sale or Financing of Investments."

         CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

         A second alternative would be for your partnership to continue as a separate legal entity with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of the property owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the property owned by your partnership.

         The primary disadvantage of continuing the operations of your partnership is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale would likely be at a discount from your pro rata share of the fair market value of the property owned by your partnership.

         ALTERNATIVE TRANSACTIONS CONSIDERED BY US. Before we decided to make our offer, we considered a number of alternative transactions, including purchasing your partnership's property or merging your partnership with us. However, both of these alternatives would require a vote of all the limited partners. If the transaction were approved, all of the limited partners, including those who wish to continue to participate in the ownership of your partnership's properties, would be forced to participate in the transaction. If the transaction were not approved, all of the limited partners, including those who would like to dispose of their investment in your partnership's property, would be forced to retain their investment. We also considered an offer to exchange units in your partnership for units of AIMCO Properties, L.P. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that most holders of limited partnership units, when given a choice, prefer cash.

         DETERMINATION OF OFFER PRICE. In establishing the offer price, we principally considered:

         o The partnership's annualized operating income for the first six months of 2001, as capitalized using the direct capitalization method;

         o Prices at which the units have recently sold, to the extent such information is available to us; and

         o        The absence of a liquid trading market for the units.

         Our determination of the offer price was based on our review and analysis of the foregoing information, the other financial information and the analyses concerning the partnership summarized below.

         VALUATION OF UNITS. We determined our offer price by: (i) applying a capitalization rate to your partnership's annualized operating income for the first six months of 2001; (ii) adjusting this value for liabilities, non-real estate assets, and certain other costs; and (iii) determining the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. First, we estimated the gross property value of your partnership's property by applying a capitalization rate to the partnership's annualized operating income for the first six months of 2001 to obtain its estimated gross property value. We then calculated the value of the equity of your partnership by adding to the aggregate gross property value the value of the non-real estate assets of your partnership and deducting its liabilities and certain other costs, including required capital expenditures, deferred maintenance and closing costs, to derive its net equity value. Finally, using this net equity value, we determined the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. Of the estimated liquidation proceeds, 100% are assumed to be distributed to limited partners. Our offer price represents the per unit liquidation proceeds determined in this manner.

         In 2000, your partnership sold Sunflower Apartments for $6,900,000, of which $2,840,536 was used to pay indebtedness and $3,274,357 was distributed to investors.

         In December 2000, your partnership refinanced an existing mortgage on Ashton Ridge apartments. The new mortgage provides for $6,070,000 with monthly payments of $48,187 which fully amortize the principal over the new mortgage's term. The new mortgage will mature in 2021. The new mortgage has a fixed interest rate of 7.31% and is non-recourse. Proceeds of the new mortgage have been used to repay the prior mortgage.

Gross valuation of partnership properties                             $ 32,260,000
Plus: Cash and cash equivalents                                            857,635
Plus: Other partnership assets, net of security deposits                   562,820
Less: Mortgage debt, including accrued interest                        (19,861,527)
Less: Accounts payable and accrued expenses                               (149,567)
Less: Other liabilities                                                   (413,086)
Less: Distributions to GP's and SLP's                                       (1,303)
                                                                      ------------
Partnership valuation before taxes and certain costs                    13,254,972
Less: Disposition fees                                                    (100,620)
Less: Extraordinary capital expenditures and deferred maintenance       (1,395,000)
Less: Closing costs                                                       (967,800)
                                                                      ------------
Estimated net valuation of your partnership                             10,791,552
Percentage of estimated net valuation allocated to holders of units            100%
                                                                      ------------
Estimated net valuation of units                                        10,791,551
       Total number of units                                                23,139
                                                                      ------------
Estimated valuation per unit                                                   466
                                                                      ============
Cash consideration per unit                                                    466
                                                                      ============


         COMPARISON OF OFFER PRICE TO ALTERNATIVE CONSIDERATION. To assist holders of units in evaluating the offer, your general partner, which is our subsidiary, has attempted to compare the offer price against: (a) prices at which the units have sold on the secondary market and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values.

         The results of these comparative analyses are summarized in the chart below. You should bear in mind that some of the alternative values are based on a variety of assumptions that have been made by us. These assumptions relate to, among other things, the operating results, if any, since June 30, 2001 as to income and expenses of the property, other projected amounts and the capitalization rates that may be used by prospective buyers if your partnership assets were to be liquidated.

         In addition, these estimates are based upon certain information available to your general partner, which is our subsidiary, or an affiliate at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership or an affiliate in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

         Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2003, unless sooner terminated as provided in the agreement or by law.

                           COMPARISON TABLE                          PER UNIT
                           ----------------                          --------
         Cash offer price ......................................    $ 466.00
         Alternatives:
              Highest prior cash tender offer price.............    $ 496.00(1)
              Highest price on secondary market.................    $ N/A
              Estimated liquidation proceeds....................    $ 466.00

         (1) Reflects the highest price offered in our 1999-2001 tender offers.

         PRIOR TENDER OFFERS. On February 5, 2001, we commenced a tender offer at the price of $450 per unit. In that case, we determined the offer price using the same basic method as we used for the current offer, except that we applied a capitalization rate to 2000 property income. We acquired 352 units in that offer, which closed on March 6, 2001.

         On May 15, 2000, we commenced a tender offer at the price of $496 per unit. In that case, we determined the offer price using the same basic method as we used for the current offer, except that we applied a capitalization rate to 1999 property income. We acquired 1,712.91 units in that offer. We also acquired 10 units in September 2000, 27.27 units in October 2000, and 10 units in November 2000 at a purchase price of $496 per unit.

         In April 1999 and July 1999, we commenced tender offers at the original offer price of $284 per unit. We purchased 990 units in the April offer and 560 units in the July offer. In each case, we determined the offer price using the same basic method as is described in the preceding paragraph, but used property income for an earlier period.

         We are aware that other tender offers may have been made by unaffiliated third parties to acquire units in your partnership in exchange for cash. We are unaware of the amounts offered, terms, tendering parties or number of units involved in any other pending tender offers.

         PRICES ON SECONDARY MARKET. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by use and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

         Set forth below are the high and low sale prices of units for the year ended December 31, 2000 and the six months ended June 30, 2001, as reported by The Partnership Spectrum, which is an independent, third- party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Partnership Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Partnership Spectrum. We do not know whether the information compiled by The Partnership Spectrum is accurate or complete.

   SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE PARTNERSHIP SPECTRUM

                                                            High       Low
                                                            ----       ---
      Six Months Ended June 30, 2001: .................     $ N/A     $ N/A
      Year Ended December 31, 2000: ...................     $ N/A     $ N/A

         Set forth in the table below are the high and low sales prices of units for the year ended December 31, 2000 and the six months ended June 30, 2001, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

                 SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED
                       BY THE AMERICAN PARTNERSHIP BOARD

                                                            High       Low
                                                            ----       ---
      Six Months Ended June 30, 2001: .................   $  N/A      $  N/A
      Year Ended December 31, 2000: ...................   $  N/A      $  N/A

         ESTIMATED LIQUIDATION PROCEEDS. Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of by your partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the historical revenues and expenses of the business. Your general partner, which is our subsidiary, estimated the liquidation value of the units using the same direct capitalization method and assumptions as we did in valuing the units for the offer price. The liquidation analysis assumes that your partnership's property is sold to an independent third party at the current property value, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership are sold at their book value, and that the net proceeds of sale are allocated to your partners and limited partners in accordance with your partnership's agreement of limited partnership.

         The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets are disposed of in an orderly manner and are not sold in forced or distressed in which assets might be sold at substantial discounts to their actual fair market value.

         ALLOCATION OF CONSIDERATION. We have allocated to the limited partners the amount of the estimated net valuation of your partnership based on your partnership's agreement of limited partnership as if your partnership were being liquidated at the current time.

10. POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE
    OFFER.

         The partnership and the general partner of your partnership (which is our subsidiary) have provided the following information for inclusion in this Offer to Purchase:

         The general partner of your partnership believes the offer price and the structure of the transaction are fair to the limited partners. In making such determination, the general partner considered all of the factors and information set forth below, but did not quantify or otherwise attach particular weight to any such factors or information:

         o the offer gives you an opportunity to make an individual decision on whether to tender your units or to continue to hold them;

         o the offer price and the method used to determine the offer price;

         o the offer price is based on an estimated value of your partnership's property that has been determined using a method believed to reflect the valuation by buyers in the market for similar assets;

         o prices at which the units have recently sold, to the extent such information is available;

         o        the absence of an established trading market for your units;

         o an analysis of possible alternative transactions, including a property sale or a liquidation of the partnership; and

         o an evaluation of the financial condition and results of operations of your partnership.

         Although the general partner of your partnership is remaining neutral and makes no recommendation as to whether you should tender or refrain from tendering your units in the offer, the general partner does believe that if you sell your units you should sell them for the highest offered price. Although the general partner believes our offer is fair, the general partner also believes that you must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

         Neither the general partner of your partnership or its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Offer--Section 12. Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partner, on one hand, and AIMCO and its affiliates, on the other and conflicts of interests with respect to the tender offer, see "The Offer--Section 9. Background and Reasons for the Offer" and "The Offer--Section 11. Conflicts of Interests and Transactions with Affiliates." See also "The Offer--Section 9. Background and Reasons for the Offer--Comparison to Alternative Consideration--Prior Tender Offers" for certain information regarding transactions in units of your partnership.

11. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

         CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The general partner of your partnership is our subsidiary. Accordingly, the general partner of your partnership has substantial conflicts of interest with respect to the offer. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your general partner in attempting to reconcile our interests with the interests of the other limited partners. We desire to purchase units at a low price and you desire to sell units at a high price. Although the general partner believes our offer is fair, it makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer differ from those conflicts of interest that currently exist for your partnership. YOU ARE URGED TO READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS.

         CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP. We own both the general partner of your partnership and the property manager of your partnership's residential property. The general partner of your partnership received total fees and reimbursements of $76,000 in 1998, $162,000 in 1999, and $254,667 in 2000. Total fees and reimbursements for the six months ended June 30, 2001 were $125,000 ($250,000 annualized). The property manager is entitled to receive five percent of gross receipts from the partnership's residential property for providing property management services. It received management fees of $362,000 in 1998, $383,000 in 1999, and $404,000 in 2000. Property management fees for the six months ended June 30, 2001 were $173,000 ($346,000 annualized). We have no current intention of changing the fee structure for your general partner or the manager of your partnership's residential property.

         COMPETITION AMONG PROPERTIES. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in general market areas where your partnership's property is located. We believe that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

         FUTURE OFFERS. Although we have no current plans to conduct future tender offers for your units, our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

12. FUTURE PLANS OF THE PURCHASER.

         As described above under "The Offer--Section 9. Background and Reasons for the Offer," we own the general partner and thereby control the management of your partnership. In addition, we own the manager of your partnership's residential property. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

         Although we have no present intention to do so, we may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties, L.P. or other consideration. We also may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's property, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's property. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners.

         We have been advised that the possible future transactions the general partner expects to consider on behalf of your partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to its limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted therein. Limited partners may vote on a liquidation, and if we are successful in acquiring a substantial number of units in this offer, we and our affiliates will be able to significantly influence or control the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

13. CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

         GENERAL. WINTHROP GROWTH INVESTORS I LIMITED PARTNERSHIP was organized on June 20, 1983 under the laws of the State of Massachusetts. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of making investments in income-producing commercial and residential real estate.

         Your partnership's investment portfolio currently consists of three residential apartment complexes: Ashton Ridge Apartments (formerly Meadow Wood Apartments), a 356-unit complex in Jacksonville, Florida; Stratford Place Apartments, a 350-unit complex in Gaithersburg, Maryland; and Stratford Village Apartments, a 224-unit complex in Montgomery, Alabama.

         The managing general partner of your partnership is Two Winthrop Properties, Inc., which is a wholly owned subsidiary of AIMCO, and the associate general partner is Linnaeus-Lexington Associates Limited Partnership. A wholly owned subsidiary of AIMCO also serves as manager of the residential property owned by your partnership. As of December 31, 2000, there were 23,139 units issued and outstanding, which were held of record by 780 limited partners. Your partnership's and general partner's principal executive offices are located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, telephone (303) 757-8101.

         For additional information about your partnership, please refer to the annual report prepared by your partnership which was sent to you prior to this offer to purchase, particularly Item 2 of Form 10-KSB, which contains detailed information regarding the properties owned, including mortgages, rental rates and taxes.

         INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS. In general, your general partner (which is our subsidiary) regularly evaluates the partnership's property by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors the property's specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the property's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold the partnership property. If rental market conditions improve, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, your general partner is not currently seeking a sale of your partnership's property primarily because it expects the property's operating performance to improve in the long term. In making this assessment, your general partner noted the occupancy and rental rates at the residential property. In particular, the general partner noted that it expects to spend approximately $478,000 for capital improvements at the residential property in 2001 to repair and update the property. Although there can be no assurance as to future performance, however, these expenditures are expected to improve the desirability of the property to tenants. Another significant factor considered by your general partner is the likely tax consequences of a sale of the property for cash. Such a transaction would likely result in tax liabilities for many limited partners. In 2000, your partnership sold Sunflower apartments for $6,900,000, of which $2,840,536 was used to pay indebtedness and $3,274,357 was distributed to investors. Also in December 2000, your partnership refinanced an existing mortgage on Ashton Ridge apartments. The new mortgage provides for $6,070,000 with monthly payments of $48,187 which fully amortize the principal over the new mortgage's term. The new mortgage will mature in 2021. The new mortgage has a fixed interest rate of 7.31% and is non-recourse. Proceeds of the new mortgage have been used to repay the prior mortgage.

         TERM OF YOUR PARTNERSHIP. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2003, unless sooner terminated as provided in the agreement or by law. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         CAPITAL REPLACEMENTS. Your partnership has an ongoing program of capital improvements, replacements and renovations, including floor covering and appliance replacements, plumbing improvements, air conditioning unit replacements, and other replacements and renovations in the ordinary course of business. All capital improvements and renovation costs, which are budgeted at $478,000 for 2001, are expected to be paid from operating cash flows or cash reserves, or from short-term or long-term borrowings.

         COMPETITION. There are other residential properties within the market area of your partnership's property. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we believe AIMCO is the largest owner and manager of multifamily apartment properties in the United States.

         FINANCIAL DATA. The selected financial information of your partnership set forth below for the years ended December 31, 2000, 1999 and 1998 is based on audited financial statements. The selected financial information set forth below for the six months ended June 30, 2001 and 2000 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-KSB of your partnership for the year ended December 31, 2000, and the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.

                 WINTHROP GROWTH INVESTORS I LIMITED PARTNERSHIP
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)


                                                       FOR THE SIX MONTHS                FOR THE YEAR
                                                          ENDED JUNE 30,               ENDED DECEMBER 31,
                                                         2001        2000         2000       1999        1998
                                                       --------    --------    --------    --------    --------
OPERATING DATA:
   Total Revenues                                      $  3,515       4,017      11,776       7,722    $  7,278
   Net Income                                               216          84       3,796         (38)       (173)
   Net Income per Limited  Partnership Unit                8.38        3.28      147.63       (1.47)      (6.74)
   Distributions per Limited  Partnership  Unit          136.48       37.94      197.85       21.18          --

BALANCE SHEET DATA:
   Cash and Cash Equivalents                                858         502       3,299       1,889    $  1,863
   Investment Property, Net of Accumulated
   Depreciation                                          17,114      20,666      17,708      21,253      21,394
   Total Assets                                          19,458      23,383      22,685      25,328      25,952
   Mortgage Note Payable                                 19,784      20,659      19,952      20,806      21,080
   General Partners' Capital (Deficit)                     (970)     (1,271)       (899)     (1,279)     (1,275)
   Limited Partners' Capital (Deficit)                      (30)      3,294       2,934       4,096       4,620
   Partners' Capital (Deficit)                           (1,000)      2,023       2,035       2,817       3,345
   Total Distributions                                   (3,251)     (1,368)     (4,578)       (490)       (100)
CASH FLOWS:
   Net Increase (Decrease) in Cash and Cash
     Equivalents                                         (2,441)     (1,387)      1,410          26    $    335
     Net Cash Provided by Operating Activities            1,215       1,183       2,538       1,973       1,745


         DESCRIPTION OF PROPERTY. The following shows the location, the date of purchase, the nature of your partnership's ownership interest in and the use of your partnership's property.

                                   Date of                 Type of
        Property                   Purchase                Ownership                  Use
        --------                   --------                ---------                  ---
Ashton Ridge Apartments              12/84         Fee ownership subject to    356-unit apartments
(formerly, Meadow Wood                                 first mortgage
Apartments)
Jacksonville, Florida

Stratford Place Apartments           12/85         Fee ownership subject to    350-unit apartments
Gaithersburg, Maryland                                 first mortgage

Stratford Village Apartments         02/86         Fee ownership subject to    224-unit apartments
Montgomery, Alabama                                    first mortgage

         ACCUMULATED DEPRECIATION SCHEDULE. The following shows the gross carrying value and accumulated depreciation of your partnership's property as of December 31, 2000.

                      Gross Carrying      Accumulated
     Property             Value           Depreciation        Rate    Method
     --------         --------------      ------------        ----    ------
                      (In Thousands)     (In Thousands)
Ashton Ridge             $13,381            $ 7,271           5-25      S/L
Stratford Place          $15,831            $ 8,346           5-25      S/L
Stratford Village        $ 9,401            $ 5,288           5-25      S/L
                         -------            -------
         Total           $38,613            $20,905
                         =======            =======

         SCHEDULE OF MORTGAGES. The following shows certain information regarding the outstanding first mortgage encumbering your partnership's property as of December 31, 2000.

                                              Monthly                                               Principal
                          Principal           Payment       Stated                                  Balance
                          Balance At         Including     Interest     Period       Maturity        Due At
     Property         December 31, 2000      Interest        Rate      Amortized       Date         Maturity
     --------         -----------------      --------      --------    ---------     --------       ---------
                                    (In Thousands)                                               (In Thousands)
Ashton Ridge               $ 6,070             $ 48          7.31%        (1)         01/01/21            --
Stratford Place            $ 8,888             $ 75          8.23%        (2)         07/01/06        $7,739
Stratford Village          $ 4,994             $ 38          7.72%      360 mos.      11/01/24        $   --
                           -------             ----                                                   ------
Total                      $19,952             $161                                                   $7,739
                           =======             ====                                                   ======

     (1) On December 15, 2000, your partnership refinanced an existing mortgage on Ashton Ridge apartments. The new mortgage provides for $6,070,000 with monthly payments of $48,000 which fully amortize the principal over the new mortgage's term. The new mortgage will mature in 2021. The new mortgage has a fixed interest rate of 7.31% and is non-recourse. Proceeds of the new mortgage have been used to repay the prior mortgage.

     (2)  The principal balance is being amortized over 10 years.


         AVERAGE RENTAL RATES AND OCCUPANCY. The following shows the average rental rates and occupancy percentages for your partnership's property during the periods indicated.

                         Average Rental Rate     Average Occupancy
                         -------------------     -----------------
    Property              2001*        2000       2001*     2000
                         ------       ------     ------    ------
Ashton Ridge             $6,900       $6,696      94%        95%
Stratford Place          $9,192       $8,576      95%        98%
Stratford Village        $6,780       $6,831      90%        92%

---------
* Rates as of June 30, 2001 have been annualized. Actual rates for 2001 could be higher or lower.

         PROPERTY MANAGEMENT. Your partnership's residential property is managed by an entity which is a wholly-owned subsidiary of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's residential property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

         DISTRIBUTIONS. The following table shows, for each of the years indicated, the distributions paid per unit for such years.

                YEAR ENDED DECEMBER 31                AMOUNT
                ----------------------                ------
                        1998                         $ 30.25
                        1999                           21.18
                        2000                          197.85
                Through June 30, 2001                 136.47
                                                     -------
                       Total                         $403.03
                                                     =======

         BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP. We and our affiliates, AIMCO and AIMCO-GP, Inc., collectively have voting and dispositive power with respect to 9,109.25, or 39.37%, of the outstanding units of your partnership. Except as set forth in this Offer to Purchase, neither we, nor, to the best of our knowledge, any of our affiliates, (i) beneficially own or have a right to acquire any units, (ii) has effected any transactions in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. See "The Offer --Section 9. Background and Reasons for the Offer - Prior Tender Offers."

         COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES. The following table shows, for each of the years indicated, amounts paid to your general partner and its affiliates on a historical basis. The general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership. The property manager is entitled to receive fees for transactions involving your partnership and its property and is entitled to receive five percent of the gross receipts from the partnership's residential property for providing property management services.

                       PARTNERSHIP              PROPERTY
        YEAR        FEES AND EXPENSES        MANAGEMENT FEES
        ----        -----------------        ---------------
        1998            $ 76,000                 $362,000
        1999            $162,000                 $383,000
        2000            $250,000                 $410,000
        2001*           $250,000                 $346,000

         *Actual fees and expenses paid through June 30, 2000 have been annualized. The actual fees and expenses for 2001 could be higher or lower.

         LEGAL PROCEEDINGS. Your partnership may be a party to a variety of legal proceedings related to its ownership of the partnership's properties, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

         ADDITIONAL INFORMATION CONCERNING YOUR PARTNERSHIP. Your partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document your partnership files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Your partnership's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

14. VOTING POWER.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our subsidiary, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. If we acquire a substantial number of additional units pursuant to this offer, we may be in a position to significantly influence or control any vote of the limited partners.

15. SOURCE OF FUNDS.

         We expect that approximately $6,542,524 will be required to purchase all of the limited partnership units that we are seeking in this offer (exclusive of fees and expenses estimated to be $15,000). For more information regarding fees and expenses, see "The Offer--Section 19. Fees and Expenses."

         We have a secured $350 million revolving credit facility with Bank of America, Fleet National Bank (successor in interest to BankBoston, N.A.) and First Union National Bank with a syndicate comprised of a total of nine lender participants. AIMCO Properties, L.P. is the borrower and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. The obligations under the credit facility are secured, among other things, by our pledge of our stock ownership in certain subsidiaries of AIMCO, a pledge of certain options to purchase beneficial assignment interests in one entity, and a pledge of certain of our non-real estate assets. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The margin ranges between 2.05% and 2.55% in the case of LIBOR-based loans and between 0.55% and 1.05% in the case of base rate loans, based upon a fixed charge coverage ratio. The credit facility expires in July 2002.

         We are concurrently making offers to acquire interests in other limited partnerships. We believe that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to the offer. As of June 30, 2001, we had $40.7 million of cash on hand and $167 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

16. DISSENTERS' RIGHTS.

         Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

17. CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase and at or before the expiration of our offer (including any extension thereof), any of the following shall occur or may be reasonably expected to occur:

         o any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns property, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your partnership or the value of the units to us, or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in our reasonable judgment, has or may have material significance with respect to the value of your partnership or the value of the units to us; or

         o there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing price of a share of AIMCO's Class A Common Stock of more than 5.0% from the date hereof, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the price of the 10-year Treasury Bond or the 30-year Treasury Bond, or at least a 5.0% decrease in the S&P 500 Index or the Morgan Stanley REIT Index, in each case from the date hereof, (iv) any material adverse change in the commercial mortgage financing markets,
                  (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof), (vi) a commencement of a war, conflict, armed hostilities or other national or international calamity directly or indirectly involving the United States (not existing on the date hereof), (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

         o there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), or seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as general partner of your partnership or to remove such entity as general partner of your partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) might result, in our reasonable judgment, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by our offer or the value of the units to us; or

         o there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your partnership, any general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

         o your partnership shall have (i) changed, or authorized a change of, the units or your partnership's capitalization,
                  (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property,
                  (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

         o a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act) or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of the units, other than acquisitions for bona fide arbitrage purposes, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your partnership; or

         o the offer to purchase may have an adverse effect on AIMCO's status as a REIT; or

         o we shall not have adequate cash or financing commitments available to pay for the units validly tendered.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

18. CERTAIN LEGAL MATTERS.

         GENERAL. Except as set forth in this Section 18, we are not, based on information provided by your general partner (which is our subsidiary), aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 18.

         ANTITRUST. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

         MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

         STATE LAWS. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

19. FEES AND EXPENSES.

         Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, e-mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses.

                                   ---------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, IN THE ACKNOWLEDGMENT AND AGREEMENT OR THE LETTER OF TRANSMITTAL ATTACHED AS ANNEX II AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Sections 13(e)(4), 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Offer-Section 13. Certain Information Concerning Your Partnership--Additional Information Concerning Your Partnership."

         The acknowledgment and agreement and any other required documents should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

           BY MAIL:                  BY OVERNIGHT COURIER:                        BY HAND:
        P.O. BOX 2065                   111 COMMERCE ROAD                      111 COMMERCE ROAD
S. HACKENSACK, NJ 07606-2065           CARLSTADT, NJ 07072                    CARLSTADT, NJ 07072
                                     ATTN: REORGANIZATION DEPT.             ATTN: REORGANIZATION DEPT.

                                  FOR INFORMATION, PLEASE CALL:
                                    TOLL FREE: (888) 349-2005

                                     ANNEX I

                             OFFICERS AND DIRECTORS

         The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP") and the general partner of your partnership are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The two directors of the general partner of your partnership are Peter K. Kompaniez and Patrick J. Foye. Unless otherwise indicated, the business address of each executive officer and director is 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222-7900. Each executive officer and director is a citizen of the United States of America.


             NAME                                           POSITION
             ----                                           --------
 Terry Considine...............     Chairman of the Board of Directors and Chief Executive
                                    Officer

 Peter K. Kompaniez............     Vice Chairman, President and Director

 Thomas W. Toomey..............     Chief Operating Officer

 Harry G. Alcock...............     Executive Vice President and Chief Investment Officer

 Joel F. Bonder................     Executive Vice President, General Counsel and Secretary

 Joseph DeTuno.................     Executive Vice President - Redevelopment

 Patrick J. Foye...............     Executive Vice President

 Lance J. Graber...............     Executive Vice President - Acquisitions

 Steven D. Ira.................     Co-Founder and Executive Vice President

 Paul J. McAuliffe.............     Executive Vice President and Chief Financial Officer

 Ron Monson....................     Executive Vice President and Head of Property Operations

 James N. Bailey...............     Director

 Richard S. Ellwood............     Director

 J. Landis Martin..............     Director

 Thomas L. Rhodes..............     Director

           NAME                            PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
           ----                            ---------------------------------------------
Terry Considine................     Mr. Considine has been Chairman and Chief Executive Officer of
                                    AIMCO and AIMCO-GP since July 1994. Mr. Considine serves as
                                    Chairman of the Board of Directors of American Land Lease,
                                    Inc. (formerly Asset Investors Corporation and Commercial
                                    Asset Investors, Inc.), another public real estate investment trust. Mr. Considine has been and remains involved as a
                                    principal in a variety of other business activities.

           NAME                            PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
           ----                            ---------------------------------------------
Peter K. Kompaniez.............     Mr. Kompaniez has been Vice Chairman and a director of AIMCO since July 1994 and was appointed President in July 1997. Mr.
                                    Kompaniez has also served as Chief Operating Officer of NHP
                                    Incorporated, which was acquired by AIMCO in December 1997.
                                    From 1986 to 1993, he served as President and Chief Executive
                                    Officer of Heron Financial Corporation ("HFC"), a United
                                    States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez
                                    administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by the AIMCO) and 3.1 million square feet of commercial real estate.

Thomas W. Toomey...............     Mr. Toomey served as Senior Vice President - Finance and
                                    Administration of AIMCO from January 1996 to March 1997, when he was promoted to Executive Vice-President-Finance and
                                    Administration. Mr. Toomey served as Executive
                                    Vice-President-Finance and Administration until December 1999, when he was appointed Chief Operating Officer. From 1990 to
                                    1995, Mr. Toomey served with Lincoln Property Company ("LPC")
                                    as Vice President/Senior Controller and Director of
                                    Administrative Services of Lincoln Property Services, where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to
                                    1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. Mr. Toomey received a B.S. in Business Administration/Finance from Oregon State
                                    University.

Harry G. Alcock................     Mr. Alcock served as a Vice President of AIMCO from July 1996 to October 1997, when he was promoted to Senior Vice President
                                    - Acquisitions. Mr. Alcock served as Senior Vice
                                    President-Acquisitions until October 1999, when he was
                                    promoted to Executive Vice President and Chief Investment
                                    Officer. Mr. Alcock has held responsibility for AIMCO's
                                    acquisition and financing activities since July 1994. From
                                    June 1992 until July 1994, Mr. Alcock served as Senior
                                    Financial Analyst for PDI and HFC. From 1988 to 1992, Mr.
                                    Alcock worked for Larwin Development Corp., a Los
                                    Angeles-based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisition and development. From 1987 to 1988, Mr. Alcock worked for Ford
                                    Aerospace Corp. He received his B.S. from San Jose State
                                    University.

Joel F. Bonder.................     Mr. Bonder was appointed Executive Vice President, General
                                    Counsel and Secretary of AIMCO effective December 1997. Prior to joining AIMCO, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until December
                                    1997. Mr. Bonder served as Vice President and Deputy General
                                    Counsel of NHP from June 1991 to March 1994 and as Associate
                                    General Counsel of NHP Incorporated from 1986 to 1991. From
                                    1983 to 1985, Mr. Bonder was with the Washington, D.C. law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder
                                    practiced with the Chicago law firm of Ross and Hardies. Mr.
                                    Bonder received an A.B. from the University of Rochester and a
                                    J.D. from Washington University School of Law.

           NAME                            PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
           ----                            ---------------------------------------------
Joseph DeTuno..................    Mr. DeTuno was appointed Executive Vice
                                   President-Redevelopment of AIMCO in February 2001. Mr. DeTuno
                                   has been Senior Vice President-Property Redevelopment of AIMCO since August 1997. Mr. DeTuno was previously President and founder of JD Associates, his own full service real estate consulting, advisory and project management company that he founded in 1990.

Patrick J. Foye................    Mr. Foye was appointed Executive Vice President of AIMCO in
                                   May 1998. He is responsible for acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions. Prior to joining AIMCO, Mr. Foye was a merger and acquisitions partner in the law firm of Skadden,
                                   Arps, Slate, Meagher & Flom LLP from 1989 to 1998 and was
                                   Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy
                                   Chairman of the Long Island Power Authority and serves as a member of the New York State Privatization Council. He
                                   received a B.A. from Fordham College and a J.D. from Fordham
                                   University Law School and was Associate Editor of the Fordham
                                   Law Review.


Lance Graber...................    Mr. Graber was appointed Executive Vice President -
                                   Acquisitions in October 1999. His principal business function is acquisitions. Prior to joining AIMCO, Mr. Graber was an
                                   Associate from 1991 through 1992 and then a Vice President from 1992 through 1994 at Credit Suisse First Boston engaged in real estate financial advisory services and principal
                                   investing. He was a Director there from 1994 to May 1999,
                                   during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties. Mr. Graber received a B.S. and an M.B.A.
                                   from the Wharton School of the University of Pennsylvania.

Steven D. Ira..................    Mr. Ira is a Co-Founder of AIMCO and has served as Executive
                                   Vice President - Property Operations of AIMCO since July 1994.
                                   From 1987 until July 1994, he served as President of Property
                                   Asset Management ("PAM"). Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981 he supervised the property management of over 3,000 apartment and mobile home units in
                                   Colorado, Michigan, Pennsylvania and Florida, and in 1981 he
                                   joined with others to form the property management firm of
                                   McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a
                                   former president of both the National Apartment Association and the Colorado Apartment Association. Mr. Ira is the sixth individual elected to the Hall of Fame of the National
                                   Apartment Association in its 54-year history. He holds a
                                   Certified Apartment Property Supervisor (CAPS) and a Certified
                                   Apartment Manager designation from the National Apartment
                                   Association, a Certified Property Manager (CPM) designation from the National Institute of Real Estate Management (IREM)
                                   and he is a member of the Board of Directors of the National
                                   Multi-Housing Council, the National Apartment Association and
                                   the Apartment Association of Greater Orlando. Mr. Ira received a B.S. from Metropolitan State College in 1975.

           NAME                            PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
           ----                            ---------------------------------------------
Paul J. McAuliffe..............    Mr. McAuliffe has been Executive Vice President of AIMCO since
                                   February 1999 and was appointed Chief Financial Officer in
                                   October 1999. Prior to joining AIMCO, Mr. McAuliffe was Senior
                                   Managing Director of Secured Capital Corporation and prior to that time had been a Managing Director of Smith Barney, Inc.
                                   from 1993 to 1996, where he was a key member of the
                                   underwriting team that led AIMCO's initial public offering in
                                   1994. Mr. McAuliffe was also a Managing Director and head of the real estate group at CS First Boston from 1990 to 1993 and he was a Principal in the real estate group at Morgan Stanley
                                   & Co., Inc. from 1983 to 1990. Mr. McAuliffe received a B.A.
                                   from Columbia College and an MBA from University of Virginia,
                                   Darden School.


Ron Monson.....................    Mr. Monson was appointed Executive Vice President and Head of
                                   Property Operations of AIMCO on February 6, 2001. Mr. Monson
                                   has been with AIMCO since 1997 and was promoted to Divisional
                                   Vice President in 1998. Prior to joining AIMCO, Mr. Monson worked for 13 years in operations management positions in the lawn care and landscaping industries, principally with True
                                   Green/Chemlawn. Mr. Monson received a Bachelor of Science from the University of Minnesota and a Masters in Business
                                   Administration from Georgia State University.

James N. Bailey................    Mr. Bailey was appointed a Director of AIMCO in June 2000. In
Cambridge Associates, Inc.         1973, Mr. Bailey co-founded Cambridge Associates, Inc., which
1 Winthrop Square,                 is an investment consulting firm for non-profit institutions
Suite 500                          and wealthy family groups. He is also Co-Founder, Treasurer
Boston, MA  02110                  and Director of The Plymouth Rock Company, Direct Response
                                   Corporation and Homeowners' Direct Corporation, each of which is a United States personal lines insurance company. He
                                   received his M.B.A. and J.D. degrees in 1973 from Harvard
                                   Business School and Harvard Law School.


Richard S. Ellwood.............    Mr. Ellwood was appointed a Director of AIMCO in July 1994 and
12 Auldwood Lane                   is currently Chairman of the Audit Committee and a member of
Rumson, NJ  07660                  the Compensation Committee. Mr. Ellwood is the founder and
                                   President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co.,
                                   Incorporated in 1987, Mr. Ellwood had 31 years experience on
                                   Wall Street as an investment banker, serving as: Managing
                                   Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker
                                   from 1978 to 1984; general partner and then Senior Vice
                                   President and a director at White, Weld & Co. from 1968 to
                                   1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor
                                   Lodging Trust, Incorporated and Florida East Coast Industries,
                                   Inc.

           NAME                            PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
           ----                            ---------------------------------------------
J. Landis Martin....................    Mr.  Martin was appointed a director of AIMCO in July 1994 and became
199 Broadway                            Chairman  of the  Compensation  Committee  on  March  19,  1998.  Mr.
Suite 4300                              Martin is a member of the Audit  Committee.  Mr. Martin has served as
Denver, CO  80202                       President  and Chief  Executive  Officer of NL  Industries,  Inc.,  a
                                        manufacturer of titanium  dioxide,  since 1987. Mr. Martin has served as Chairman of Tremont  Corporation  ("Tremont"),  a holding  company
                                        operating   though  its  affiliates   Titanium   Metals   Corporation
                                        ("TIMET") and NL  Industries,  Inc.  ("NL"),  since 1990 and as Chief
                                        Executive  Officer and a director of Tremont  since 1988.  Mr. Martin has served as Chairman of TIMET, an integrated  producer of titanium, since 1987 and Chief  Executive  Officer  since  January  1995.  From
                                        1990 until its  acquisition by a predecessor  of Halliburton  Company
                                        ("Halliburton")  in 1994,  Mr. Martin served as Chairman of the Board and Chief  Executive  Officer  of  Baroid  Corporation,  an  oilfield services company.  In addition to Tremont,  NL and TIMET,  Mr. Martin is a director  of  Halliburton,  which is  engaged  in the  petroleum services,  hydrocarbon and engineering  industries,  and Crown Castle
                                        International Corporation, a communications company.

Thomas L. Rhodes....................    Mr.  Rhodes was  appointed  a Director of AIMCO in July 1994 and is a
215 Lexington Avenue                    member of the  Audit  and  Compensation  Committees.  Mr. Rhodes  has
4th Floor                               served as the  President and a Director of National  Review  magazine
New York, NY  10016                     since  November  1992,  where he has also served as a Director  since
                                        1998.  From  1976 to 1992,  he held  various  positions  at  Goldman,
                                        Sachs & Co. and was  elected a General  Partner in 1986 and served as a General  Partner  from 1987 until  November  1992.  He is currently
                                        Co-Chairman of the Board,  Co-Chief  Executive Officer and a Director
                                        of American  Land Lease,  Inc. He also serves as a Director of Delphi
                                        Financial  Group and its  subsidiaries,  Delphi  International  Ltd.,
                                        Oracle   Reinsurance   Company  and  the  Lynde  and  Harry   Bradley
                                        Foundation.

                                    ANNEX II

                              LETTER OF TRANSMITTAL
               TO TENDER UNITS OF LIMITED PARTNERSHIP INTEREST IN
       WINTHROP GROWTH INVESTORS I LIMITED PARTNERSHIP (THE "PARTNERSHIP")
                        PURSUANT TO AN OFFER TO PURCHASE
                    DATED AUGUST 30, 2001 (THE "OFFER DATE")
                                       BY
                             AIMCO PROPERTIES, L.P.
-------------------------------------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                       EXPIRE AT 5:00 P.M., NEW YORK TIME,
                     ON SEPTEMBER 28, 2001, UNLESS EXTENDED
             (AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE")
-------------------------------------------------------------------------------

TO PARTICIPATE IN THE OFFER, YOU MUST SEND A DULY COMPLETED AND EXECUTED COPY OF THE ENCLOSED ACKNOWLEDGMENT AND AGREEMENT AND ANY OTHER DOCUMENTS REQUIRED BY THIS LETTER OF TRANSMITTAL SO THAT SUCH DOCUMENTS ARE RECEIVED BY RIVER OAKS PARTNERSHIP SERVICES, INC., THE INFORMATION AGENT, ON OR PRIOR TO THE EXPIRATION DATE, UNLESS EXTENDED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT OR ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY.

                                   ----------

         IF YOU HAVE THE CERTIFICATE ORIGINALLY ISSUED TO REPRESENT YOUR INTEREST IN THE PARTNERSHIP, PLEASE SEND IT TO THE INFORMATION
                  AGENT WITH THE ACKNOWLEDGMENT AND AGREEMENT.

                                   ----------

         FOR INFORMATION OR ASSISTANCE IN CONNECTION WITH THE OFFER OR THE COMPLETION OF THE ACKNOWLEDGMENT AND AGREEMENT, PLEASE CONTACT THE INFORMATION AGENT AT (888) 349-2005 (TOLL FREE).


                     The Information Agent for the offer is:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

           By Mail:                   By Overnight Courier:                  By Hand:
         P.O. Box 2065                 111 Commerce Road                111 Commerce Road
S. Hackensack, N.J. 07606-2065        Carlstadt, N.J. 07072            Carlstadt, N.J. 07072
                                   Attn.: Reorganization Dept.      Attn.: Reorganization Dept.

                                          By Telephone:
                                    TOLL FREE: (888) 349-2005

NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THE ACKNOWLEDGMENT AND AGREEMENT IS COMPLETED.

Ladies and Gentlemen:

     The Signatory (the "Signatory") executing the Acknowledgment and Agreement relating to the captioned offer (the "Acknowledgment and Agreement"), which is enclosed, upon the terms and subject to the conditions set forth in the Offer, hereby and thereby tenders to the Purchaser the units set forth in the box entitled "Description of Units Tendered" on the Acknowledgment and Agreement, including all interests represented by such units (collectively, the "Units"), at the consideration indicated in the Offer as supplemented or amended. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Acknowledgment and Agreement.

     Subject to and effective upon acceptance for consideration of any of the Units tendered hereby and thereby in accordance with the terms of the Offer, the Signatory hereby and thereby irrevocably sells, assigns, transfers, conveys and delivers to, or upon the order of, the Purchaser all right, title and interest in and to such Units tendered hereby and thereby that are accepted for payment pursuant to the Offer, including, without limitation, (i) all of the Signatory's interest in the capital of the Partnership, and the Signatory's interest in all profits, losses and distributions of any kind to which the Signatory shall at any time be entitled in respect of the Units, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the Expiration Date, in respect of the Units tendered by the Signatory and accepted for payment and thereby purchased by the Purchaser;
(ii) all other payments, if any, due or to become due to the Signatory in respect of the Units, under or arising out of the agreement and certificate of limited partnership of the Partnership (the "Partnership Agreement"), or any agreement pursuant to which the Units were sold (the "Purchase Agreement"), whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise; (iii) all of the Signatory's claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Partnership Agreement or Purchase Agreement or the Signatory's ownership of the Units, including, without limitation, any and all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of the Partnership; and (iv) all present and future claims, if any, of the Signatory against the Partnership, the other partners and limited partners of the Partnership, or the general partner(s) and any affiliates thereof, under or arising out of the Partnership Agreement, the Purchase Agreement, the Signatory's status as a limited partner, or the terms or conditions of the Offer, for monies loaned or advanced, for services rendered, for the management of the Partnership or otherwise.

     NOTWITHSTANDING ANY PROVISION IN THE PARTNERSHIP AGREEMENT OR ANY PURCHASE AGREEMENT TO THE CONTRARY, THE SIGNATORY HEREBY AND THEREBY DIRECTS EACH GENERAL PARTNER OF THE PARTNERSHIP TO MAKE ALL DISTRIBUTIONS AFTER THE PURCHASER ACCEPTS THE TENDERED UNITS FOR PAYMENT TO THE PURCHASER OR ITS DESIGNEE. Subject to and effective upon acceptance for payment of any Unit tendered hereby and thereby, the Signatory hereby requests that the Purchaser be admitted to the Partnership as a limited partner under the terms of the Partnership Agreement. Upon request, the Signatory will execute and deliver additional documents deemed by the Information Agent or the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of Units tendered hereby and thereby and will hold any distributions received from the Partnership after the Expiration Date in trust for the benefit of the Purchaser and, if necessary, will promptly forward to the Purchaser any such distributions immediately upon receipt. The Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to one or more of its affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering limited partners to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     By executing the enclosed Acknowledgment and Agreement, the Signatory represents that either (i) the Signatory is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (ii) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     The Signatory understands that a tender of Units to the Purchaser will constitute a binding agreement between the Signatory and the Purchaser upon the terms and subject to the conditions of the Offer. The Signatory recognizes that under certain circumstances set forth in the Offer, the Purchaser may not be required to accept for consideration any or all of the Units tendered hereby. In such event, the Signatory understands that any Acknowledgment and

Agreement for Units not accepted for payment may be returned to the Signatory or destroyed by the Purchaser (or its agent). THIS TENDER IS IRREVOCABLE, EXCEPT THAT UNITS TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OR ON OR AFTER OCTOBER 29, 2001 IF UNITS VALIDLY TENDERED HAVE NOT BEEN ACCEPTED FOR PAYMENT.

     THE SIGNATORY HAS BEEN ADVISED THAT THE PURCHASER IS AN AFFILIATE OF THE GENERAL PARTNER OF THE PARTNERSHIP AND THE GENERAL PARTNER DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS IN THE OFFER. THE SIGNATORY HAS MADE HIS OR HER OWN DECISION TO TENDER UNITS.

     The Signatory hereby and thereby represents and warrants for the benefit of the Partnership and the Purchaser that the Signatory owns the Units tendered hereby and thereby and has full power and authority and has taken all necessary action to validly tender, sell, assign, transfer, convey and deliver the Units tendered hereby and thereby and that when the same are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claims and that the transfer and assignment contemplated herein and therein are in compliance with all applicable laws and regulations.

     All authority herein or therein conferred or agreed to be conferred shall survive the death or incapacity of the Signatory, and any obligations of the Signatory shall be binding upon the heirs, personal representatives, trustees in bankruptcy, legal representatives, and successors and assigns of the Signatory.

     The Signatory represents and warrants that, to the extent a certificate evidencing the Units tendered hereby and thereby (the "original certificate") is not delivered by the Signatory together with the Acknowledgment and Agreement,
(i) the Signatory represents and warrants to the Purchaser that the Signatory has not sold, transferred, conveyed, assigned, pledged, deposited or otherwise disposed of any portion of the Units, (ii) the Signatory has caused a diligent search of its records to be taken and has been unable to locate the original certificate, (iii) if the Signatory shall find or recover the original certificate evidencing the Units, the Signatory will immediately and without consideration surrender it to the Purchaser; and (iv) the Signatory shall at all times indemnify, defend, and save harmless the Purchaser and the Partnership, its successors, and its assigns from and against any and all claims, actions, and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, judgments, costs, charges, counsel fees, and other expenses of every nature and character by reason of honoring or refusing to honor the original certificate when presented by or on behalf of a holder in due course of a holder appearing to or believed by the Partnership to be such, or by issuance or delivery of a replacement certificate, or the making of any payment, delivery, or credit in respect of the original certificate without surrender thereof, or in respect of the replacement certificate.

                                  INSTRUCTIONS
                FOR COMPLETING THE ACKNOWLEDGMENT AND AGREEMENT

1. REQUIREMENTS OF TENDER. To be effective, a duly completed and signed Acknowledgment and Agreement (or facsimile thereof) and any other required documents must be received by the Information Agent at one of its addresses (or its facsimile number) set forth herein before 5:00 P.M., New York Time, on the Expiration Date, unless extended. To ensure receipt of the Acknowledgment and Agreement and any other required documents, it is suggested that you use overnight courier delivery or, if the Acknowledgment and Agreement and any other required documents are to be delivered by United States mail, that you use certified or registered mail, return receipt requested.

          Our records indicate that you own the number of Units set forth in Box 2 entitled "Description of Units Tendered" on the Acknowledgment and Agreement under the column entitled "Total Number of Units Owned (#)." If you would like to tender only a portion of your Units, please so indicate in the space provided in the box.

     THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING LIMITED PARTNER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

2.   SIGNATURE REQUIREMENTS.

     INDIVIDUAL AND JOINT OWNERS -- After carefully reading the Letter of Transmittal and completing the Acknowledgment and Agreement, to tender Units, limited partners must sign at the "X" in the Signature Box (Box 1) of the Acknowledgment and Agreement. The signature(s) must correspond exactly with the names printed (or corrected) on the front of the Acknowledgment and Agreement. NO SIGNATURE GUARANTEE ON THE ACKNOWLEDGMENT AND AGREEMENT IS REQUIRED IF THE ACKNOWLEDGMENT AND AGREEMENT IS SIGNED BY THE LIMITED PARTNER (OR BENEFICIAL OWNER IN THE CASE OF AN IRA). If any tendered Units are registered in the names of two or more joint owners, all such owners must sign the Acknowledgment and Agreement.

     IRAS/ELIGIBLE INSTITUTIONS -- For Units held in an IRA account, the beneficial owner should sign in the Signature Box and no signature guarantee is required. Similarly, no signature guarantee is required if Units are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity which is a member in good standing of the Securities Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity which is an "eligible guarantor institution" as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 (each an "Eligible Institution").

     TRUSTEES, CORPORATIONS, PARTNERSHIP AND FIDUCIARIES -- Trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or other persons acting in a fiduciary or representative capacity must sign at the "X" in the Signature Box and have their signatures guaranteed by an Eligible Institution by completing the signature guarantee set forth in Box 3 in the Acknowledgment and Agreement. If the Acknowledgment and Agreement is signed by trustees, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or others acting in a fiduciary or representative capacity, such persons should, in addition to having their signatures guaranteed, indicate their title in the Signature Box and must submit proper evidence satisfactory to the Purchaser of their authority to so act (see Instruction 3 below).

3. DOCUMENTATION REQUIREMENTS. In addition to the information required to be completed on the Acknowledgment and Agreement, additional documentation may be required by the Purchaser under certain circumstances including, but not limited to, those listed below. Questions on documentation should be directed to the Information Agent at its telephone number set forth herein.

     DECEASED OWNER (JOINT TENANT)     --   Copy of death certificate.

     DECEASED OWNER (OTHERS)           --   Copy of death certificate (see
                                            also Executor/Administrator/Guardian
                                            below).

     EXECUTOR/ADMINISTRATOR/        --   Copy of court appointment documents
       GUARDIAN                          for executor or administrator; and (a)
                                         a copy of applicable provisions of
                                         the will (title page, executor(s)'
                                         powers, asset distribution); or (b)
                                         estate distribution documents.

     ATTORNEY-IN-FACT               --   Current power of attorney.

     CORPORATION/PARTNERSHIP        --   Corporate  resolution(s) or other
                                         evidence of authority to act.
                                         Partnerships should furnish a copy of
                                         the partnership agreement.

     TRUST/PENSION PLANS            --   Unless the trustee(s) are named in the
                                         registration, a copy of the cover
                                         page of the trust or pension plan,
                                         along with a copy of the section(s)
                                         setting forth names and powers of
                                         trustee(s) and any amendments to such
                                         sections or appointment of successor
                                         trustee(s).

4. TAX CERTIFICATIONS. The limited partner(s) tendering Units to the Purchaser pursuant to the Offer must furnish the Purchaser with the limited partner(s)' taxpayer identification number ("TIN") and certify as true, under penalties of perjury, the representations in Box 6 and Box 7 of the Acknowledgment and Agreement. By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on Acknowledgment and Agreement in the box entitled "Description of Units Tendered" and the representations made in Box 6 and Box 7 of the Acknowledgment and Agreement are correct. See attached Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for guidance in determining the proper TIN to give the Purchaser.

     U.S. PERSONS. A limited partner that is a U.S. citizen or a resident alien individual, a domestic corporation, a domestic partnership, a domestic trust or a domestic estate (collectively, "U.S. Persons"), as those terms are defined in the Code, should follow the instructions below with respect to certifying Box 6 and Box 7 of the Acknowledgment and Agreement.

     BOX 6 - SUBSTITUTE FORM W-9.

     Part (i), Taxpayer Identification Number -- Tendering limited partners must certify to the Purchaser that the TIN as printed (or corrected) on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered" is correct. If a correct TIN is not provided, penalties may be imposed by the Internal Revenue Service (the "IRS"), in addition to the limited partner being subject to backup withholding.

     Part (ii), Backup Withholding -- In order to avoid 31% Federal income tax backup withholding, the tendering limited partner must certify, under penalty of perjury, that such limited partner is not subject to backup withholding. Certain limited partners (including, among others, all corporations and certain exempt non-profit organizations) are not subject to backup withholding. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

     When determining the TIN to be furnished, please refer to the following as a guide:

     Individual accounts - should reflect owner's TIN.
     Joint accounts - should reflect the TIN of the owner whose name appears first.
     Trust accounts - should reflect the TIN assigned to the trust.
     IRA custodial accounts - should reflect the TIN of the custodian (not necessary to provide).
     Custodial accounts for the benefit of minors - should reflect the TIN of the minor.
     Corporations, partnership or other business entities - should reflect the TIN assigned to that entity.

     By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on the front of the Acknowledgment and Agreement is correct.

     BOX 7 - FIRPTA AFFIDAVIT -- Section 1445 of the Code requires that each limited partner transferring interests in a partnership with real estate assets meeting certain criteria certify under penalty of perjury the representations made in Box 7, or be subject to withholding of tax equal to 10% of the consideration for interests purchased. Tax withheld under
     Section 1445 of the Code is not an additional tax. If withholding results in an overpayment of tax, a refund may be claimed from the IRS.

     FOREIGN PERSONS -- In order for a tendering limited partner who is a Foreign Person (i.e., not a U.S. Person, as defined above) to qualify as exempt from 31% backup withholding, such foreign limited partner must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Forms for such statements can be obtained from the Information Agent.

5. VALIDITY OF ACKNOWLEDGMENT AND AGREEMENT. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of an Acknowledgment and Agreement and other required documents will be determined by the Purchaser and such determination will be final and binding. The Purchaser's interpretation of the terms and conditions of the Offer (including these Instructions for the Acknowledgment and Agreement) will be final and binding. The Purchaser will have the right to waive any irregularities or conditions as to the manner of tendering. Any irregularities in connection with tenders, unless waived, must be cured within such time as the Purchaser shall determine. The Acknowledgment and Agreement will not be valid until any irregularities have been cured or waived. Neither the Purchaser nor the Information Agent are under any duty to give notification of defects in an Acknowledgment and Agreement and will incur no liability for failure to give such notification.

6. ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee.

7. TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

8. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If consideration is to be issued in the name of a person other than the person signing the Signature Box of the Acknowledgment and Agreement or if consideration is to be sent to someone other than such signer or to an address other than that set forth on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered," the appropriate boxes on the Acknowledgment and Agreement must be completed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

     GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER -- Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

------------------------------------------------------------------------------------------------------------------------
                                                                     GIVE THE
                                                                     TAXPAYER
                                                                  IDENTIFICATION
           FOR THIS TYPE OF ACCOUNT:                               NUMBER OF --
------------------------------------------------------------------------------------------------------------------------
    1.     An individual account                                The individual


    2.     Two or more individuals (joint account)              The actual owner of the account or, if
                                                                combined Funds, the first individual on the account

    3.     Husband and wife (joint account)                     The actual owner of the account or, if joint funds,
                                                                Either person

    4.     Custodian account of a minor (Uniform Gift           The minor (2)
           to Minors Act)

    5.     Adult and minor (joint account)                      The adult or, if the minor is the only contributor,
                                                                the minor (1)

    6.     Account in the name of guardian or                   The ward, minor or incompetent person (3)
           committee for a designated ward, minor or
           incompetent person (3)

    7.  a. The usual revocable savings trust account            The grantor trustee (1)
           (grantor is also trustee)

        b. So-called trust account that is not a legal          The actual owner (1)
           or valid trust under state law

    8.     Sole proprietorship account                          The owner (4)

    9.     A valid trust, estate or pension trust               The legal entity (Do not furnish the identifying
                                                                number of the personal representative or trustee
                                                                unless the legal entity itself is not designated
                                                                in the account title.) (5)

    10.    Corporate account                                    The corporation

    11.    Religious, charitable, or educational                The organization
           organization account

    12.    Partnership account held in the name of the          The partnership
           business

    13.    Association, club, or other tax-exempt               The organization
           organization

    14.    A broker or registered nominee                       The broker or nominee

    15.    Account with the Department of Agriculture           The public entity
           in the name of a public entity (such as a
           State or local government, school district,
           or prison) that receives agricultural program
           payments

------------------------------------------------------------------------------------------------------------------------


(1)  List first and circle the name of the person whose number you furnish.

(2)  Circle the minor's name and furnish the minor's social security number.

(3) Circle the ward's or incompetent person's name and furnish such person's social security number or employer identification number.

(4) Show your individual name. You may also enter your business name. You may use your social security number or employer identification number.

(5) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

     OBTAINING A NUMBER -- If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

     PAYEES EXEMPT FROM BACKUP WITHHOLDING

     Payees specifically exempted from backup withholding on ALL payments include the following:

     -    A corporation.
     -    A financial institution.
     - An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement plan.
     -    The United States or any agency or instrumentality thereof.
     - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
     - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
     - An international organization or any agency or instrumentality thereof.
     - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
     -    A real estate investment trust.
     - A common trust fund operated by a bank under section 584(a) of the Code.
     - An exempt charitable remainder trust, or a non-exempt trust described in section 4947 (a)(1).
     - An entity registered at all times under the Investment Company Act of 1940.
     -    A foreign central bank of issue.
     - A futures commission merchant registered with the Commodity Futures Trading Commission.

     Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

     - Payments to nonresident aliens subject to withholding under section 1441 of the Code.
     - Payments to Partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
     - Payments of patronage dividends where the amount received is not paid in money.
     -    Payments made by certain foreign organizations.
     -    Payments made to an appropriate nominee.
     -    Section 404(k) payments made by an ESOP.

     Payments of interest not generally subject to backup withholding include the following:

     - Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
     - Payments of tax exempt interest (including exempt interest dividends under section 852 of the Code).
     - Payments described in section 6049(b)(5) of the Code to nonresident aliens.
     -    Payments on tax-free covenant bonds under section 1451 of the Code.
     -    Payments made by certain foreign organizations.
     -    Payments of mortgage interest to you.
     -    Payments made to an appropriate nominee.

     Exempt payees described above should file a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W-8 (CERTIFICATE OF FOREIGN STATUS).

     Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(A), 6045, and 6050A of the Code.

     PRIVACY ACT NOTICE -- Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file a tax return. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a correct taxpayer identification number to a payer. Certain penalties may also apply.

     PENALTIES

     (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER -- If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

     (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING -- If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

     (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

     FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

          The Acknowledgment and Agreement and any other documents required by the Letter of Transmittal should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:


                      RIVER OAKS PARTNERSHIP SERVICES, INC.

           By Mail:                      By Overnight Courier:                        By Hand:
         P.O. Box 2065                     111 Commerce Road                    111 Commerce Road
S. Hackensack, N.J. 07606-2065           Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                       Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                       For information, please call:
                                       TOLL FREE: (888) 349-2005